FOR IMMEDIATE RELEASE

For additional information, contact:

James R. Ingebritsen
Chief Executive Officer
Pacific Office Properties Trust, Inc.
10188 Telesis Court, Suite 222
San Diego, CA 92121
(858) 882-9500

PACIFIC OFFICE COMPLIANCE
PLAN ACCEPTED BY NYSE AMEX

SAN DIEGO, July 14 - Pacific Office Properties Trust, Inc. (NYSE Amex: PCE), a real estate investment trust owning interests in 45 office buildings primarily in Hawaii and California announced today that the NYSE Amex (the “Exchange”) has accepted the Company's plan for regaining compliance with the Exchange's listing standards (the “Plan”).

The Plan was submitted in response to notification from the Exchange of the Company's non-compliance with certain continued listing standards. With the Exchange's acceptance of the Plan, the Company's listing is expected to continue through October 19, 2012, by which time the Plan calls for the Company to regain compliance with all continued listing standards.

About Pacific Office Properties Trust, Inc.
Pacific Office Properties Trust, Inc. (www.pacificofficeproperties.com) is a self-administered and self-managed real estate investment trust that owns and operates primarily institutional-quality office properties principally in selected long-term growth markets in southern California and Hawaii. The Company's strategy is to acquire, often in partnership with institutional co-investors, value-added office buildings whose potential can be maximized through improvements, repositioning and superior leasing and management.

Certain Information About Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with those safe harbor provisions. Forward-looking statements are not historical information and are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “should,” “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “potential” or “continue,” or the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. The risks and uncertainties inherent in such statements may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements. Important factors that may cause a difference between projected and actual results for Pacific Office Properties Trust, Inc. are discussed in the Company's filings from time to time with the SEC. Pacific Office Properties Trust, Inc. disclaims any obligation to revise or update any forward-looking statements that may be made from time to time by it or on its behalf.